Exhibit 99.1

A10 Networks, Inc. Reports First Quarter

2014 Financial Results

•	Achieved record revenue of $45.7 million, up 55 percent year-over-year and up 8 percent sequentially

•	Added 200 new customers, and extended total customer base to over 3,100

•	Delivered gross profit margin of 78 percent

SAN JOSE, Calif., May 1, 2014 – A10 Networks, Inc. (NYSE: ATEN), a technology leader in application networking, today announced financial results for its first quarter ended March 31, 2014. Total revenue for the first quarter grew 55 percent year-over-year to a record $45.7 million, compared with $29.6 million in the first quarter of 2013.

“The first quarter was a strong start to the year for A10 Networks, and we are very pleased with our results,” said Lee Chen, president and chief executive officer of A10 Networks. “In our first quarter as a public company, we achieved our third consecutive quarter of record revenue, grew revenue 55 percent year-over-year and added 200 new customers.

“We are disrupting the market with our next-generation application networking platform, ACOS, that delivers superior price performance, reliability and flexibility. Additional key drivers of our success include our software-based platform that we have developed and enhanced over the past eight years, our customer-friendly licensing model and our outstanding customer support. We believe that we are in a very strong position to continue our growth and broaden our position as a market leader in the application networking market,” continued Chen.

A10 Networks’ first quarter 2014 GAAP net loss was $5.1 million compared with a net loss of $8.5 million in the first quarter of 2013. Non-GAAP net loss for the first quarter of 2014 was $3.3 million, compared with non-GAAP net loss of $4.7 million in the first quarter of 2013. A reconciliation between GAAP and non-GAAP information is contained in the financial statements below.

Recent Highlights

•	Completed a $193 million initial public offering

•	Launched the Thunder TPS Series, A10’s first standalone security solution for network-wide DDoS protection

•	Launched the aCloud Services Architecture including new products and features to support next-generation Infrastructure-as-a-Service (IaaS) cloud data center architectures

•	Introduced the new A10 Affinity Partner Program in North America that is designed to empower and reward A10’s channel partners

•	Launched the industry’s first 100 Gigabit Ethernet ADC for Layer 4-7 services

•	Expanded portfolio of appliances with four new Thunder Series models with flexible 10GbE/40GbE/100GbE interface options and total throughput ranging from 40Gbps to 150Gbps

•	Appointed Terrence Gareau as Principal Research Scientist to assist in building A10’s security engineering and response team, providing A10 ADC (application delivery control), CGN (carrier grade networking) and standalone DDoS (distributed denial of service) customers with in-depth DDoS research and advisory

•	Received the IPv6 Ready Gold Logo certifying that A10’s Thunder CGN, Thunder HVA, and AX CGN product lines have satisfied the requirements stated by the IPv6 Logo Committee (v6LC), which requires vendors to comply 100 percent for both conformance and interoperability test specifications

Prepared Materials and Conference Call Information

A10 Networks will make available a presentation with management’s prepared remarks on its first quarter 2014 financial results. These materials will be available at approximately 4:10 p.m. Eastern time / 1:10 p.m. Pacific time to the public and will be accessible from the “Investors” section of A10 Networks website at investors.a10networks.com.

A10 Networks will host a conference call for analysts and investors to discuss its first quarter of 2014 results and outlook for its second quarter of 2014 today at 4:30 p.m. Eastern time / 1:30 p.m. Pacific time. Open to the public, investors may access the call by dialing (480) 629-9808 or 1-(877)-941-8416. A live audio webcast of the conference call will be accessible from the “Investors” section of A10 Networks website at investors.a10networks.com. The webcast will be archived for a period of one year. A telephonic replay of the conference call will be available two hours after the call, and will run for five business days, and may be accessed by dialing (303) 590-3030 or 1-(800)-406-7325 and entering the passcode 4678381. The press release and supplemental financials will be accessible from A10 Networks website prior to the commencement of the conference call.

Forward Looking Statements

This press release contains “forward-looking statements,” including statements regarding the continued acceptance of the company’s products in the marketplace and overall growth of the company’s business. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors which may cause actual results to differ include the continued market adoption of our products, our ability to successfully anticipate market needs and opportunities, our timely development of new products and features, any loss or delay of expected purchases by our largest end-customers, continued growth in markets relating to network security, management and analysis, increased cost requirements of being a public company and future sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur.

More information about potential factors that could affect the company’s business and financial results is included in our 424(b) prospectus filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2014, and in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings made with the SEC, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are available on the SEC’s website at www.sec.gov and which future reports will be available on the company’s website at www.investors.a10networks.com.

All forward-looking statements in this press release are based on information available to the company as of the date hereof. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP net income (loss). Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies.

A10 Networks considers these non-GAAP financial measures to be important because they provide useful measures of the operating performance of the company, exclusive of unusual events or factors that do not directly affect what we consider to be our core operating performance, and are used by the company’s management for that purpose. We define non-GAAP net income (loss) as our net income (loss) excluding: (i) stock-based compensation and (ii) amounts paid in settlement of, and other expenses associated with, the Brocade litigation. The change in the company’s share count should be considered when comparing net income (loss) per share to prior periods. Effective upon A10’s initial public offering (IPO) in March 2014, the company’s preferred stock warrants became exercisable for common stock. The net loss per share for the first quarter of 2014 was based upon 13.9 million weighted average shares outstanding, which weights the conversion of preferred stock to common stock as in accordance with GAAP. This compares with 9.0 million for the first quarter of 2013. In connection with its IPO, the company issued 9.0 million shares of common stock and 40.0 million shares of preferred stock converted into common stock. A10 ended the first quarter with 51.3 million shares of common stock outstanding on a weighted average pro forma basis reflecting the full conversion of preferred stock into common stock

We have included non-GAAP net income (loss) in this press release. Non-GAAP financial measures are presented for supplemental informational purposes only for understanding the company’s operating results. The non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP financial measures presented by other companies. Please see the reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure attached to this release.

About A10 Networks

A10 Networks (NYSE: ATEN) is a leader in application networking, providing a range of high-performance application networking solutions that accelerate and secure data center applications and networks of thousands of the largest enterprise, service provider and hyperscale web providers around the world. Founded in 2004, A10 Networks is based in San Jose, Calif., and serves customers globally with offices worldwide. For more information, visit: http://www.a10networks.com

A10 Networks, A10 Thunder, vThunder, ACOS, aCloud, aFleX, aXAPI, aVCS, Virtual Chassis, AX, SoftAX, and aFlow are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries.

All other product and service names mentioned are the trademarks of their respective companies.

Source: A10 Networks, Inc.

Investor Contact:

Maria Riley

The Blueshirt Group

415-217-7722

investors@a10networks.com

Media Contact:

Ellen Roeckl

A10 Networks

408-857-9718

eroeckl@a10networks.com

A10 NETWORKS, INC.

GAAP

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	Mar. 31,
	2014	2013
Revenue:
Products	$36,417	$23,269
Services	9,328	6,312

Total revenue	45,745	29,581

Cost of revenue:
Products	7,427	4,906
Services	2,626	1,698

Total cost of revenue	10,053	6,604

Gross profit	35,692	22,977

Operating expenses:
Sales & marketing	21,563	15,589
Research & development	11,205	7,772
General & administrative	5,363	3,830
Litigation	1,846	3,404

Total operating expenses	39,977	30,595

Loss from operations	(4,285)	(7,618)

Interest expense	(587)	(13)
Interest income and other income (expense), net	(25)	(681)

Total other income (expense), net	(612)	(694)

Loss before provision for income taxes	(4,897)	(8,312)
Provision for income taxes	205	221

Net loss	(5,102)	(8,533)
Accretion of redeemable convertible preferred stock dividend	(1,150)	—

Net loss attributable to common stockholders	$(6,252)	$(8,533)

Net loss per share - basic and diluted	$(0.37)	$(0.95)

Net loss per share attributable to common stockholders - basic and diluted	$(0.45)	$(0.95)

Weighted-average shares used in computing net loss, and net loss attributable to common stockholders - basic and diluted	13,940	9,004

Other Financial Measures / GAAP to Non-GAAP Reconciliation
GAAP Net loss	$(5,102)	$(8,533)
Stock-based compensation	1,770	863
Brocade litigation	20	2,954

Non-GAAP Net loss	$(3,312)	$(4,716)

Non-GAAP Net loss per share (basic and diluted)	$(0.06)	$(0.12)

Weighted average shares used in per share calculations for Non-GAAP, basic and diluted (1)	51,271	39,396

(1)	Non-GAAP share counts assume Preferred stock was outstanding at 12-31-2012 (as-if converted basis)

A10 NETWORKS, INC.

Reconciliation of Selected GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2014	2013
Weighted average shares used in per share calculations for GAAP, basic and diluted	13,940	9,004

Preferred stock adjustment	37,331	30,392

Weighted average shares used in per share calculations for Non-GAAP, basic and diluted (1)	51,271	39,396

(1)	Non-GAAP share counts assume Preferred stock was outstanding at 12-31-2012 (as-if converted basis)

A10 NETWORKS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31	Dec. 31
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$122,149	$20,793
Accounts receivable, net of allowances	38,803	37,704
Inventory	17,535	17,166
Prepaid expenses and other assets	3,479	3,056

Total current assets	181,966	78,719
Property and equipment, net	11,246	9,801
Intangible assets, net	1,028	1,061
Other assets, net	3,855	4,213

TOTAL ASSETS	$198,095	$93,794

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$9,464	$9,228
Accrued liabilities	17,988	15,514
Accrued litigation expenses	11,395	10,407
Deferred revenue	29,884	28,448

Total current liabilities	68,731	63,597

Revolving credit facility	—	20,000
Deferred revenue, noncurrent portion	14,062	12,784
Accrued litigation expenses, noncurrent portion	2,740	3,639
Other noncurrent liabilities	2,443	2,479

TOTAL LIABILITIES	87,976	102,499

Redeemable convertible preferred stock	—	81,426
Convertible preferred stock	—	44,749

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	1	—
Additional paid-in capital	262,285	12,185
Accumulated deficit	(152,167)	(147,065)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	110,119	(134,880)

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$198,095	$93,794